As filed with the Securities and Exchange Commission on [, 2024]

Registration No. 333-[]

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

OBLONG, INC.

(Exact name of registrant as specified in its charter)

Delaware	77-0312442
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

110 16th Street, Suite 1400 #1024

Denver, Colorado 80202

(213) 683-8863 ext. 5

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

David C. Clark

Chief Financial Officer, Treasurer, and Secretary

Oblong, Inc.

110 16th Street, Suite 1400 #1024

Denver, Colorado 80202

(213) 683-8863 ext. 5

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Ronald R. Levine, II, Esq.

Arnold & Porter Kaye Scholer LLP

1144 Fifteenth Street, Suite 3100

Denver, Colorado 80202

Telephone:

(303) 863-1000

From time to time after the effectiveness of this registration statement.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company, or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☒	Smaller reporting company	☒
		Emerging growth company	☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of Securities Act. ☐

THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION ACTING PURSUANT TO SAID SECTION 8(A), MAY DETERMINE.

The information in this prospectus is not complete and may be changed. The Selling Stockholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any jurisdiction where the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 4, 2024

PROSPECTUS

Oblong, Inc.

1,527,400 SHARES OF COMMON STOCK

The selling stockholders identified in this prospectus (the “Selling Stockholders”) may, from time to time, offer and resell under this prospectus up to:

●	1,527,400 shares of our common stock, par value $0.0001 per share (the “Common Stock”) issuable upon: i) the conversion of outstanding shares of Series F convertible preferred stock, $0.0001 par value per share (the “Series F Preferred Stock”), ii) the conversion of Series F Preferred Stock acquired through exercise of outstanding Preferred Warrants, and iii) the exercise of Common Warrants.

On August 23, 2024, the Company effected a 1-for-40 reverse stock split of its Common Stock (the “Reverse Stock Split”). All Common Stock share information throughout this prospectus is shown as adjusted for this stock split retrospectively for all periods represented herein.

On March 30, 2023, Oblong, Inc. (“we” or the “Company”) entered into a Securities Purchase Agreement (the “Purchase Agreement”) with certain accredited investors (the “Investors”), pursuant to which we issued and sold, in a private placement transaction (the “Private Placement”) (i) 6,550 shares of Series F Preferred Stock (the “Preferred Shares”), (ii) warrants to acquire up to 32,750 shares of Series F Preferred Stock (the “Preferred Warrants”) and (iii) common warrants to acquire up to 1,918,371 shares of Common Stock (the “Common Warrants”). The Common Warrants issued in connection with the Private Placement included 153,470 Common Warrants issued to our placement agent in consideration for services provided thereto.

During the three months ended June 30, 2024, 1,648 shares of Series F Preferred Stock were issued upon exercise of 1,648 Preferred Warrants. The Company received gross and net proceeds of $1,607,000 and $1,478,000, respectively.  In accordance with the exercise provisions of the Preferred Warrants, 482,676 Common Warrants were issued during the three months ended June 30, 2024. The Company received gross and net proceeds of $6,386,000 and $5,364,000 from the Private Placement, respectively.

During the period from June 2023 through June 30, 2024, 7,653 Preferred Shares were converted into 641,588 shares of Common Stock.

During September 2024, 208,933 Common Warrants were converted into 208,933 shares of Common Stock. The Company received gross and net proceeds of $713,000 and $656,000, respectively.

As of the filing of this prospectus: i) we had 1,071,545 shares of Common Stock issued and outstanding, ii) we had 545 Preferred Shares and 31,102 Preferred Warrants outstanding and iii) we had 2,345,603 Common Warrants outstanding.

The shares of Common Stock issuable upon the conversion of the Preferred Shares are herein referred to as “Conversion Shares” and the shares of Common Stock issuable upon the exercise of the Common Warrants are herein referred to as “Warrant Common Shares.”

We are registering the resale of the Warrant Common Shares and Conversion Shares covered by this prospectus as required by the Registration Rights Agreement, dated March 30, 2023, by and among the Company and the Investors, as amended or waived (the “Registration Rights Agreement”), and those Common Warrants originally issued to our placement agent in connection with the Private Placement. We previously registered 6,550 Preferred Shares, 32,750 Warrant Preferred Shares and 300,000 shares of our Common Stock issuable upon the conversion of shares of Series F Preferred Stock on the Registration Statement on Form S-3 (Reg. No. 333-272094) declared effective by the SEC on June 20, 2023. We also previously registered 95,761 shares of our Common Stock underlying Common Warrants, 225,000 shares of our Common Stock underlying the Preferred Shares and 900,000 shares of our Common Stock underlying Preferred Shares issuable upon exercise of Preferred Warrants on the Registration Statement on Form S-3 (Reg. No. 333-276322) declared effective by the SEC on January 16, 2024. The selling stockholders will receive all of the proceeds from any sales of the shares offered hereby. We will not receive any of the proceeds, but we will incur expenses in connection with the offering. To the extent the Common Warrants and/or Preferred Warrants are exercised for cash, if at all, we will receive the exercise price of the Common Warrants and/or Preferred Warrants. Through the date of this prospectus, we have received gross proceeds of $1,607,000 and $713,000 from the exercise of 1,648 Preferred Warrants and 208,933 Common Warrants, respectively.

The selling stockholders may sell these shares through public or private transactions at market prices prevailing at the time of sale or at negotiated prices. The timing and amount of any sale are within the sole discretion of the selling stockholders. Our registration of the Warrant Common Shares and Conversion Shares covered by this prospectus does not mean that the selling stockholders will offer or sell any of the shares. For further information regarding the possible methods by which the Warrant Common Shares and Conversion Shares may be distributed, see “Plan of Distribution” beginning on page 18 of this prospectus.

Our Common Stock is listed on the Nasdaq Capital Market under the symbol “OBLG”. On October 3, 2024, the last reported sale price of our Common Stock on the Nasdaq Capital Market was $3.96 per share.

Investing in our securities involves a high degree of risk. You should review carefully the risks and uncertainties described under the heading “Risk Factors” on page 7 of this prospectus, and under similar headings in the other documents that are incorporated by reference into this prospectus, each of which describes specific risks and other information that should be considered before you make an investment decision.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

The date of this prospectus is                , 2024.

i

ABOUT THIS PROSPECTUS

Unless the context requires otherwise or unless otherwise noted, all references in this prospectus to “our company,” “we,” “our,” “Oblong” and “us” refer to Oblong, Inc. and its subsidiaries, and all references to the “Selling Stockholders” refer to those selling stockholders identified in this prospectus. Also, any reference to “common share” or “Common Stock” refers to our Common Stock, $0.0001 par value per share (the “Common Stock”).

This prospectus is part of a registration statement on Form S-3 that we filed with the U.S. Securities and Exchange Commission (the “SEC”), utilizing a “shelf” registration process. Under this shelf registration process, the Selling Stockholders identified herein may sell or otherwise dispose of up to an aggregate of up to 1,527,400 shares of our Common Stock issuable to them upon exercise of the Common Warrants and issuable to them upon the conversion of the Series F Preferred Stock.

We urge you to read carefully this prospectus (as supplemented and amended), together with the information incorporated herein by reference as described under the heading “Where You Can Find More Information” before deciding whether to invest in any of the Common Stock being offered hereby. This prospectus contains summaries of certain provisions contained in some of the documents described herein, but reference should be made to the actual documents for complete information. All of the summaries are qualified in their entirety by the actual documents. Copies of some of the documents referred to herein have been filed, will be filed or will be incorporated by reference as exhibits to the registration statement of which this prospectus is a part, and you may obtain copies of those documents as described below under the section entitled “Where You Can Find More Information.”

You should rely only on the information contained or incorporated by reference in this prospectus. We have not authorized any other person to provide you with different information. If anyone provides you with different information, you should not rely on it. Neither we nor the selling stockholders are making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted. You should assume that the information contained in this prospectus and the documents incorporated by reference herein and therein are accurate only as of the date such information is presented or in any applicable prospectus supplement. Neither the delivery of this prospectus nor any sale made in connection with this prospectus shall, under any circumstances, create any implication that there has been no change in our affairs since the date of this prospectus or that the information contained by reference to this prospectus is correct as of any time after its date.

This prospectus may be supplemented from time to time to add, update or change information in this prospectus. Any statement contained in this prospectus will be deemed to be modified or superseded for purposes of this prospectus to the extent that a statement contained in such prospectus supplement modifies or supersedes such statement. Any statement so modified will be deemed to constitute a part of this prospectus only as so modified, and any statement so superseded will be deemed not to constitute a part of this prospectus.

ii

OBLONG, INC.

This summary description about us and our business highlights selected information contained elsewhere in this prospectus or incorporated by reference into this prospectus. It does not contain all the information you should consider before investing in our securities. Important information is incorporated by reference into this prospectus. To understand this offering fully, you should read carefully the entire prospectus, including “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements,” together with the additional information described under “Information Incorporated by Reference.”

Overview

We are a provider of patented multi-stream collaboration products and managed services for video collaboration and network solutions.

Mezzanine™ Product Offerings

Our flagship product is called Mezzanine™, a family of turn-key products that enable dynamic and immersive visual collaboration across multi-users, multi-screens, multi-devices, and multi-locations. Mezzanine™ allows multiple people to share, control and arrange content simultaneously, from any location, enabling all participants to see the same content in its entirety at the same time in identical formats, resulting in dramatic enhancements to both in-room and virtual videoconference presentations. Applications include video telepresence, laptop and application sharing, whiteboard sharing and slides. Spatial input allows content to be spread across screens, spanning different walls, scalable to an arbitrary number of displays and interaction with our proprietary wand device. Mezzanine™ substantially enhances day-to-day virtual meetings with technology that accelerates decision making, improves communication, and increases productivity. Mezzanine™ scales up to support the most immersive and commanding innovation centers; across to link labs, conference spaces, and situation rooms; and down for the smallest work groups. Mezzanine’s digital collaboration platform can be sold as delivered systems in various configurations for small teams to total immersion experiences. The family includes the 200 Series (two display screen), 300 Series (three screen), and 600 Series (six screen). We also sell maintenance and support contracts related to Mezzanine™.

Customers generally have used Mezzanine™ products in traditional office and operating center environments such as conference rooms or other presentation spaces. Revenue declines for our Mezzanine™ products in recent years are due to lower demand, largely a consequence of the work-place reactions to the COVID-19 pandemic and its prolonged effects. We believe the pandemic has fundamentally altered the way businesses consider the use of physical office spaces and, consequently, the demand for technologies that enable in-person collaboration within these spaces. Our analysis indicates that the reduced demand for our Mezzanine™ products, particularly in the aftermath of COVID-19, reflects a broader reassessment among our customers regarding the necessity and investment in collaboration solutions tailored for traditional office environments. Continuation of this trend could cause further declines in our revenue for this business. Although the Company cannot presently quantify the future financial impacts of this trend, such impacts will likely continue to have a material adverse impact on the Company’s consolidated financial condition, results of operations, and cash flows.

Managed Services for Video Collaboration

We provide a range of managed services for video collaboration, from automated to orchestrated, to simplify the user experience in an effort to drive adoption of video collaboration throughout our customers’ enterprise. We deliver our services through a hybrid service platform or as a service layer on top of our customers’ video infrastructure. We provide our customers with (i) managed videoconferencing, where we set up and manage customer videoconferences and (ii) remote service management, where we provide 24/7 support and management of customer video environments.

Managed Services for Network

We provide our customers with network solutions that ensure reliable, high-quality and secure traffic of video, data and internet. Network services are offered to our customers on a subscription basis. Our network services business carries variable costs associated with the purchasing and reselling of this connectivity.

Strategy

In recent years, our Company has faced significant challenges, leading to declining revenues for both our Mezzanine™ product offerings and our Managed Services. These setbacks have prompted us to undertake a comprehensive review of our strategic direction with the aim of enhancing shareholder value through various means.

Our strategy for growth is twofold: (i) to grow organically by expanding our market presence and increasing adoption of our products and services, and (ii) actively seeking inorganic growth opportunities through strategic partnerships or acquisitions. Specifically, we are interested in early-stage technology companies that are not just innovating but have also developed minimum viable products (MVPs) that have gained some measure of market acceptance. These companies may complement our existing offerings but could also open new avenues for expansion by tapping into significant market opportunities.

In our quest to find the right partners or acquisition targets, we are particularly focused on ventures that have demonstrated their ability to innovate and capture early-stage interest of their target markets, indicating a clear path to scalability and a substantial market presence.

While we are committed to pursuing this strategic review process, there is no guarantee that we will successfully identify targets, execute transactions, or grow any acquired business. The process of identifying and executing on the right strategic alternative, whether it be a merger, sale, or business combination, is complex and uncertain. Despite our best efforts, there is no assurance that this strategic review will culminate in a definitive transaction involving the Company. Our priority, however, remains clear: to explore every avenue that could potentially enhance the value we deliver to our shareholders and ensure the long-term success of our Company.

Private Placement of Preferred Shares and Warrants

On March 30, 2023, we entered into the Purchase Agreement with certain accredited investors, pursuant to which we issued and sold, in a private placement (the “Private Placement”), an aggregate of (i) 6,550 Preferred Shares, (ii) Preferred Warrants to acquire up to 32,750 Warrant Preferred Shares and (iii) Common Warrants to acquire up to 1,918,371 shares of Common Stock, all in exchange for gross proceeds of approximately $6.4 million. The Common Warrants issued in connection with the Private Placement included 153,470 Common Warrants issued to our placement agent in consideration for services provided thereto. The terms of the Preferred Shares are as set forth in the Certificate of Designations of Series F Preferred Stock of Oblong, Inc. (the “Certificate of Designations”), which was filed and became effective with the Secretary of State of the State of Delaware on March 31, 2023. The Preferred Warrants were immediately exercisable and expire three years from issuance and the Common Warrants became exercisable on October 1, 2023, six months and one day after issuance (the “Initial Exercisability Date”) and expire five years from the Initial Exercisability Date.

In connection with the Private Placement, we entered into the Registration Rights Agreement, as amended by those certain waivers and amendments dated as of April 14, 2023, May 18, 2023 and August 15, 2023, pursuant to which we were obligated, among other things, to file an initial registration statement (the “Initial Registration Statement”) with the SEC no later than the tenth Business Day after the Stockholder Approval Date (as defined in the Purchase Agreement), registering for the resale by the selling stockholders of the Preferred Shares, the Warrant Preferred Shares, the Warrant Common Shares and the Conversion Shares, provided that in the Initial Registration Statement with respect to the Preferred Shares, the Warrant Preferred Shares and the Conversion Shares, we were only required to register (i) an amount of Series F Preferred Stock equal to 100% of the sum of (w) the shares of Series F Preferred Stock outstanding and (x) the maximum number of shares of Series F Preferred Stock issuable upon exercise of the Preferred Warrants outstanding, and (ii) 300,000 Conversion Shares issuable upon conversion of the Preferred Shares outstanding, subject to certain assumptions set forth in the Registration Rights Agreement. On May 9, 2023, we filed the Initial Registration Statement with the SEC. The SEC declared the Initial Registration Statement effective on June 20, 2023. We will use our best efforts to maintain the Initial Registration Statement effective until the earlier of (x) the date on which the selling stockholders may sell their Conversion Shares or Warrant Common Shares without restriction pursuant to Rule 144 under the Securities Act of 1933, as amended (the “Securities Act”), and (y) the date on which the selling stockholders no longer hold any Conversion Shares or Warrant Common Shares.

Unless waived, accelerated or delayed by certain holders of the securities issued in the Private Placement, the Purchase Agreement required the Company to file a second resale registration statement (the “Second Registration Statement”) covering the resale of, to the extent not covered by the Initial Registration Statement, (i) 100% of the sum of (x) the Preferred Shares outstanding as of such date and (y) the maximum number of the Series F Preferred Stock issuable upon exercise of the Preferred Warrants outstanding as of such date, (ii) 100% of the maximum number of Warrant Common Shares issuable upon exercise of the Common Warrants (without taking in to account any limitations on exercise set forth therein) and (iii) 100% of the maximum number of Conversion Shares issuable upon conversion of the Preferred Shares, subject to certain assumptions set forth in the Registration Rights Agreement.

On April 14, 2023, the Required Holders (as defined in the Purchase Agreement) waived certain terms of the Transaction Documents, including the requirement to authorize, reserve and register shares of the Company’s Common Stock in an amount more than currently authorized and available, and extended the deadline for the Company’s filing of resale registration statements.

On May 18, 2023, the Required Holders (as defined in the Purchase Agreement) amended the Registration Rights Agreement to provide that the Company was required to register on the Initial Registration Statement (i) an amount of Series F Preferred Stock equal to 100% of the sum of (w) the shares of Series F Preferred Stock outstanding and (x) the maximum number of shares of Series F Preferred Stock issuable upon exercise of the Preferred Warrants outstanding, and (ii) 300,000 Conversion Shares issuable upon conversion of the Preferred Shares outstanding, subject to certain assumptions set forth in the Registration Rights Agreement.

Effective August 15, 2023, the Required Holders (as defined in the Purchase Agreement) extended the filing deadline of the Second Registration Statement to a time to be agreed upon between the Company and the Required Holders.

On December 29, 2023, we filed the Second Registration Statement covering the resale of (i) 95,761 shares of our Common Stock underlying Common Warrants, (ii) 225,000 shares of our Common Stock underlying the Preferred Shares, and (iii) 900,000 shares of our Common Stock underlying the Preferred Shares issuable upon exercise of Preferred Warrants. The SEC declared the Second Registration Statement effective on January 16, 2024.

Preferred Shares

The terms of the Preferred Shares are as set forth in the Certificate of Designations which was filed with and became effective with the Secretary of State for the State of Delaware on March 30, 2023, as amended or waived. The Certificate of Designations was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 3, 2023, and is incorporated herein by reference. On October 6, 2023, the Company and investors holding a majority of the outstanding Preferred Shares agreed to waive any and all provisions, terms, covenants and obligations in the Certificate of Designations to the extent such provisions permit the conversion of the Preferred Shares to occur at a price below $11.168 (the “Waiver”). Notwithstanding anything to the contrary in the Certificate of Designations, each of the “Alternate Conversion Price” and the “Floor Price” as set forth in the Certificate of Designations shall in no event be less than $11.168 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events). The Waiver was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 10, 2023, and is incorporated herein by reference.

The Preferred Shares are convertible into fully paid and non-assessable shares of the Company’s Common Stock at the election of the holder at any time at an initial conversion price of $68.40 (the “Conversion Price”). The holders of the Preferred Shares may also elect to convert their Preferred Shares at an alternative conversion price equal to the lower of (i) 80% of the applicable Conversion Price as in effect on the date of the conversion, (ii) 80% of the closing price on the trading day immediately preceding the delivery of the conversion notice, and (iii) the greater of (a) the Floor Price (as defined in the Certificate of Designations) and (b) the quotient of (x) the sum of the five lowest Closing Bid Prices (as defined in the Certificate of Designations) for trading days in the 30 consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable Conversion Notice, divided by (y) five; provided that the conversion of the Preferred Shares shall under no circumstance occur at a price below $11.168.

The holders of the Preferred Shares are entitled to dividends of 9% per annum, which is payable in arrears quarterly. The initial stated value of the Preferred Shares is $1,000 (the “Stated Value”). Accrued dividends may be paid, at our option, in cash and if not paid, shall increase the Stated Value of the Preferred Shares. Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Preferred Shares will accrue dividends at the rate of 20% per annum (the “Default Rate”). Additionally, the Default Rate will be triggered in the event that the Company is prohibited from issuing shares of Common Stock to a buyer upon any conversion due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock until such time as the Company cures the authorized share failure. The Preferred Shares have no voting rights, other than with respect to certain matters affecting the rights of the Preferred Shares. On matters with respect to which the holders of the Preferred Shares have a right to vote, holders of the Preferred Shares will have voting rights on an as-converted basis to Common Stock.

Our ability to settle conversions is subject to certain limitations set forth in the Certificate of Designations and our ability to settle exercise of the Warrants is subject to certain limitations. Further, the Certificate of Designations contains a certain beneficial ownership limitation after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Shares.

The Certificate of Designations includes certain Triggering Events (as defined in the Certificate of Designations), including, among other things, (i) the failure to file and maintain an effective registration statement covering the sale of the holder’s securities registrable pursuant to the Registration Rights Agreement, (ii) the failure to pay any amounts due to the holders of the Preferred Shares when due, and (iii) if Peter Holst ceases to be the chief executive officer of the Company other than because of his death and a qualified replacement, reasonably acceptable to a majority of the holders of the Preferred Shares, is not appointed within thirty (30) business days. In connection with a Triggering Event, the Default Rate is triggered.

We are subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, acquisition transactions, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends (other than dividends pursuant to the Certificate of Designations), maintenance of properties and restriction on the transfer of assets, among other matters.

Warrants

Preferred Warrants

The Preferred Warrants are immediately exercisable for shares of our Series F Preferred Stock at an exercise price of $975. The exercise price is subject to customary adjustments for stock dividends, stock combinations, stock splits, recapitalizations and the like, and subject to price-based adjustment, on a full ratchet basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable exercise price (subject to certain exceptions). The Preferred Warrants expire three years from the date of issuance and are exercisable for cash. Under the terms of the Preferred Warrant, the Company is restricted from entering into a merger, business combination, sale of all or substantially all of its assets or similar transaction (“Fundamental Transaction”) unless the successor entity is a publicly traded company and assumes all of the Company’s obligations under the Transaction Documents (as defined in the Purchase Agreement). In the event of a Fundamental Transaction, the Company or its successor entity, at their sole option, may purchase the Preferred Warrants by paying to the warrantholders an amount of cash (subject to certain exceptions) equal to the Black Scholes Value (as defined in the Preferred Warrant) of the remaining unexercised portion of the Warrants on the date of consummation of the Fundamental Transaction, provided, however, that, if the Fundamental Transaction is not within the Company’s control, the holder shall only be entitled to receive from the Company or any successor entity the same type of consideration which the holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Preferred Warrant been completely exercised (and the underlying Warrant Preferred Shares completely converted) immediately prior to the applicable Fundamental Transaction, at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction. Notwithstanding the foregoing, any payment of cash in accordance with the foregoing shall not be permitted to be made from the Company’s cash balance upon the date of the consummation of the Fundamental Transaction and may only be paid by the successor entity or from the proceeds of a capital raise that would be accounted for as permanent equity on either the Company’s or successor entity’s balance sheet.

Common Warrants

The Common Warrants, prior to the Reverse Split, were exercisable for shares of Common Stock at an exercise price of $1.71 per share, beginning on or after the sixth month and one day anniversary after the issuance date and expiring five and a half years after the date of issuance. The exercise price is subject to customary adjustments for stock dividends, stock combinations (including the Reverse Stock Split), stock splits, recapitalizations and the like, and subject to price-based adjustment, on a full ratchet basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable exercise price (subject to certain exceptions).  Following the Reverse Split, in accordance with the terms of the Common Warrants, the exercise price of the Common Warrants was adjusted to $3.41438 per share. The Common Warrants are exercisable for cash, provided that if there is no effective registration statement available permitting the resale of the Warrant Common Shares, the Common Warrants may be exercised on a cashless basis. Under the terms of the Common Warrant, the Company is restricted from entering into a Fundamental Transaction unless the successor entity is a publicly traded company and assumes all of the Company’s obligations under the Transaction Documents. In the event of a Fundamental Transaction, the Company or its successor entity, at their sole option, may purchase the Common Warrants by paying to the warrantholders an amount of cash (subject to certain exceptions) equal to the Black Scholes Value (as defined in the Common Warrant) of the remaining unexercised portion of the Warrants on the date of consummation of the Fundamental Transaction, provided, however, that, if the Fundamental Transaction is not within the Company’s control, the holder shall only be entitled to receive from the Company or any successor entity the same type of consideration which the holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Common Warrant been completely exercised immediately prior to the applicable Fundamental Transaction, at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction. Notwithstanding the foregoing, any payment of cash in accordance with the foregoing shall not be permitted to be made from the Company’s cash balance upon the date of the consummation of the Fundamental Transaction and may only be paid by the successor entity or from the proceeds of a capital raise that would be accounted for as permanent equity on either the Company’s or successor entity’s balance sheet.

Special Meeting of Stockholders

On May 18, 2023, we held a special meeting of the stockholders of the Company in order for the shareholders of the Company to vote on a proposal to approve the issuance of shares of our Common Stock underlying shares of convertible preferred stock and warrants issued in connection with the Private Placement. The vote was sought to comply with Nasdaq Listing Rule 5635(d), which requires shareholder approval of the issuance of our Common Stock in an amount equal to 20% or more of our Common Stock in a private placement. The proposal to approve the issuance was passed by 95% of the stockholders voting at the meeting at which a quorum was present.

Risks Associated with Our Business

Our business and our ability to implement our business strategy are subject to numerous risks, as more fully described in the section entitled “Risk Factors” in this prospectus and in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 (the “Annual Report”) and in our Quarterly Reports on Form 10-Q for the periods ended March 31, 2024 and June 30, 2024 (the “Quarterly Reports”), incorporated herein by reference. You should read these risks before you invest in our securities. We may be unable, for many reasons, including those that are beyond our control, to implement our business strategy.

Corporate Information

Oblong was formed as a Delaware corporation in May 2000. Our principal executive offices are located at 110 16th Street, Suite 1400 #1024, Denver, Colorado 80202 and our telephone number is (303) 640-3838. Our web site address is www.oblong.com. The information contained on, or that can be accessed through, our website is not a part of this prospectus.

THE OFFERING

Shares of Common Stock that May be Offered by the Selling Stockholders	Up to an aggregate of 1,527,400 shares of Common Stock, issuable to selling stockholders upon exercise of the Common Warrants and upon the conversion of the Series F Preferred Stock.

Use of Proceeds	We will not receive any proceeds from the sale of the Conversion Shares and Warrant Shares by the selling stockholders. However, if all of the Common Warrants were exercised for cash, we would receive maximum gross proceeds of approximately $8.0 million, assuming the current exercise price of the Common Warrants is not further adjusted pursuant to their terms. Additionally, if all of the Preferred Warrants were exercised for cash, we would receive maximum gross proceeds of approximately $30.3 million. We currently intend to use any such proceeds, if any, for general corporate purposes.

Offering Price	The selling stockholders may sell all or a portion of their shares through public or private transactions at prevailing market prices or at privately negotiated prices.

Nasdaq Capital Market Symbol	“OBLG”

Risk Factors	Investing in our Common Stock involves a high degree of risk. See “Risk Factors” included in this prospectus and beginning on page 7 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2023, and beginning on page 21 of each of our Quarterly Reports on Form 10-Q for the periods ended March 31, 2024 and June 30, 2024, respectively, incorporated by reference herein, and any other risk factors described in the documents incorporated by reference herein, for a discussion of certain factors to consider carefully before deciding to invest in our Common Stock.

Throughout this prospectus, when we refer to the shares of our Common Stock being registered on behalf of the selling stockholders for offer and sale, we are referring to the Conversion Shares and the Warrant Common Shares, as described under “The Offering” and “Selling Stockholders.” When we refer to the selling stockholders in this prospectus, we are referring to the selling stockholders identified in this prospectus and, as applicable, their donees, pledgees, transferees or other successors-in-interest selling shares of Common Stock or interests in shares of Common Stock received after the date of this prospectus from a selling stockholder as a gift, pledge, partnership distribution or other transfer.

RISK FACTORS

Investing in our securities involves a high degree of risk. You should carefully review the risks and uncertainties described below, as well as the other information contained or incorporated by reference in this prospectus, including information in our most recent Annual Report on Form 10-K, as revised or supplemented by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K filed with the SEC since the filing of our most recent Annual Report on Form 10-K, each of which are on file with the SEC and are incorporated by reference in this prospectus. The occurrence of any of these risks might cause you to lose all or part of your investment in the offered securities. The risks described below are not the only ones facing our company. Additional risks and uncertainties not currently known to us or that we currently deem to be immaterial may also materially and adversely affect our business or results of operations in the future. Any of the following risks could materially adversely affect our business, financial condition or results of operations. In such case, you may lose all or part of your original investment in the securities offered by the selling stockholders hereby.

The issuance of the securities in this Private Placement significantly diluted the ownership interest of the existing holders of our Common Stock, and the market price of our Common Stock will likely decline significantly as a result of sales of such securities into the public market by the selling stockholders and subsequent investors or the perception that such sales may occur.

Our existing holders of Common Stock have been significantly diluted by the issuance of the securities in the Private Placement. Our public float was significantly increased and the market price of our Common Stock could decline significantly as a result of subsequent sales of the shares of Common Stock issued in the Private Placement, which could occur at any time, or the perception that such sales may occur. For example, from June 20, 2023 through the date of this prospectus, 7,653 Preferred Shares have been converted into 642,000 shares of Common Stock. As of the filing of this prospectus, we had 1,071,545 shares of Common Stock issued and outstanding and 545 Preferred Shares outstanding.

In addition, the exercise price or conversion price of these securities may be at prices below the current and/or then trading prices of shares of our Common Stock or at prices below the price at which our existing shareholders purchased our Common Stock. The selling stockholders may potentially make a significant profit with the resale of the securities depending on the trading price of our securities at the time of a sale and the purchase price of such securities by them. While the selling stockholders may experience a positive rate of return based on the trading price of our securities, the existing holders of our Common Stock may not experience a similar rate of return on the shares of Common Stock they purchased due to differences in the applicable purchase price and trading price.

Future issuances of equity or debt securities by us may adversely affect the market price of our Common Stock.

Our authorized share capital consists of 150 million shares of Common Stock. As of the filing of this prospectus, we had an aggregate of approximately 148.9 million shares of Common Stock authorized but unissued, giving effect to the exercise or conversion, as applicable, of the securities issued in the Private Placement and outstanding awards, assuming all of the shares of Series F Preferred Stock are converted into Common Stock at the minimum price of $11.168, all of the Preferred Warrants are exercised in full and the underlying shares of Series F Preferred Stock are converted into Common Stock at the minimum price of $11.168 and all of the Common Warrants issued in the Private Placement are exercised. Additionally, depending on the trading prices of our Common Stock, we may need to issue more or fewer shares of Common Stock in connection with the exercise of the Preferred Warrants. If we do not have the shares of Common Stock available to issue in connection with such exercises, we will be required to provide the exercising holder a buy-in of cash.

In the future, we may attempt to obtain financing or to increase further our capital resources, or refinance existing obligations, by issuing additional shares of our Common Stock or offering debt or other equity securities, including commercial paper, medium-term notes, senior or subordinated notes, debt securities convertible into equity or shares of preferred stock. Future acquisitions could require substantial additional capital in excess of cash from operations. There can be no guarantee that these offers to exchange will be successful. In addition, we also expect to issue additional shares in connection with exercise of our stock options under our incentive plans.

Issuing additional shares of our Common Stock or other equity securities or securities convertible into equity for financing or in connection with our incentive plans, acquisitions or otherwise may dilute the economic and voting rights of our existing shareholders or reduce the market price of our Common Stock or both. Upon liquidation, holders of our debt securities and preferred shares, if issued, and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our Common Stock. Debt securities convertible into equity could be subject to adjustments in the conversion ratio pursuant to which certain events may increase the number of equity securities issuable upon conversion. Preferred shares, if issued, could have a preference with respect to liquidating distributions or a preference with respect to dividend payments that could limit our ability to pay dividends to the holders of our Common Stock. Our decision to issue securities in any future offering will depend on market conditions and other factors beyond our control, which may adversely affect the amount, timing or nature of our future offerings. Thus, holders of our Common Stock bear the risk that our future offerings may reduce the market price of our Common Stock and dilute their stockholdings in us. Additionally, we may be required to secure stockholder approval to authorize additional shares of Common Stock if we desire to issue additional shares of Common Stock or other equity securities or securities convertible into equity.

The market price of our Common Stock could decline due to the large number of outstanding shares of our Common Stock that may become available for future sale.

Sales of substantial amounts of our Common Stock in the public market in future offerings, including sales relating to the Conversion Shares or the exercise of the Common Warrants, or the perception that these sales could occur, could cause the market price of our Common Stock to decline. These sales could also make it more difficult for us to sell equity or equity-related securities in the future, at a time and price that we deem appropriate. In addition, the additional sale of our Common Stock by our officers or directors in the public market, or the perception that these sales may occur, could cause the market price of our Common Stock to decline.

We may issue shares of our Common Stock or other securities from time to time as consideration for, or to finance, future acquisitions, investments, debt-for-equity exchanges or for other capital needs. We cannot predict the size of future issuances of our shares or the effect, if any, that future sales and issuances of shares would have on the market price of our Common Stock. If any such acquisition or investment is significant, the number of shares of Common Stock or the number or aggregate principal amount, as the case may be, of other securities that we may issue may in turn be substantial and may result in additional dilution to our shareholders. We may also grant registration rights covering shares of our Common Stock or other securities that we may issue in connection with any such acquisitions and investments.

We may not be able to comply with all applicable listing requirements or standards of The Nasdaq Capital Market and Nasdaq could delist our Common Stock.

Our Common Stock is listed on The Nasdaq Capital Market. In order to maintain that listing, we must satisfy minimum financial and other continued listing requirements and standards.

In the event that we are unable to maintain compliance with Rule 5550(a)(2) and cannot re-establish compliance within the required timeframe, our Common Stock could be delisted from The Nasdaq Capital Market, which could have a material adverse effect on our financial condition, and which would cause the value of our Common Stock to decline. If our Common Stock is not eligible for listing or quotation on another market or exchange, trading of our Common Stock could be conducted in the over-the-counter market or on an electronic bulletin board established for unlisted securities such as the Pink Sheets or the OTC Bulletin Board. In such event, it would become more difficult to dispose of, or obtain accurate price quotations for, our Common Stock, and there would likely be a reduction in our coverage by security analysts and the news media, which could cause the price of our Common Stock to decline further. In addition, it may be difficult for us to raise additional capital if we are not listed on a national securities exchange.

While Nasdaq rules do not impose a specific limit on the number of times a listed company may effect a reverse stock split to maintain or regain compliance with Listing Rule 5810(c)(3)(A), Nasdaq has stated that a series of reverse stock splits may undermine investor confidence in securities listed on Nasdaq. Accordingly, Nasdaq may determine that it is not in the public interest to maintain our listing, even if we regain compliance with Listing Rule 5810(c)(3)(A) as a result of any reverse stock split. In addition, Nasdaq Listing Rule 5810(c)(3)(A)(iv) states that any listed company that fails to meet Listing Rule 5810(c)(3)(A) after effecting one or more reverse stock splits over the prior two-year period with a cumulative ratio of 250 shares or more to one, then the company will not be eligible for an automatic 180-day grace compliance period and the Nasdaq Listing Qualifications Department is obligated to immediately issue a delisting determination.

Holders of our Series F Preferred Stock will have no rights with respect to our Common Stock until the Series F Preferred Stock is converted, but may be adversely affected by certain changes made with respect to our Common Stock.

Holders of our Series F Preferred Stock will have no rights with respect to our Common Stock, including voting rights, rights to respond to Common Stock tender offers, if any, and rights to receive dividends or other distributions on shares of our Common Stock, if any (other than through a conversion rate adjustment), prior to the conversion date with respect to a conversion of the Series F Preferred Stock, but your investment in the Series F Preferred Stock may be negatively affected by these events. Upon conversion, you will be entitled to exercise the rights of a holder of shares of our Common Stock only as to matters for which the record date occurs on or after the conversion date. For example, in the event that an amendment is proposed to our certificate of incorporation or bylaws requiring shareholder approval and the record date for determining the shareholders of record entitled to vote on the amendment occurs prior to the conversion date, you will not be entitled to vote on the amendment (unless it would adversely affect the special rights, preferences, privileges and voting powers of the Series F Preferred Stock), although you will nevertheless be subject to any changes in the powers, preferences or special rights of our Common Stock, even if your Series F Preferred Stock has been converted into shares of our Common Stock prior to the effective date of such change.

Holders may have to pay taxes if we adjust the conversion ratio of the Series F Preferred Stock in certain circumstances, even though holders would not receive any cash.

Upon certain adjustments to (or certain failures to make adjustments to) the conversion ratio of the Series F Preferred Stock, holders may be deemed to have received a dividend distribution from us, resulting in taxable income to them for U.S. federal income tax purposes, even though holders would not receive any cash in connection with such adjustment to (or failure to adjust) the conversion ratio. If you are a non-U.S. holder of the Series F Preferred Stock, any deemed dividend distribution may be subject to U.S. federal withholding tax at a 30% rate, or such lower rate as may be specified by an applicable treaty. Please consult your tax advisor regarding the U.S. federal income tax consequences of an adjustment to the conversion ratio of the Series F Preferred Stock.

CAUTIONARY STATEMENT REGARDING FORWARD-LOOKING STATEMENTS

This prospectus contains statements that are considered forward-looking statements within the meaning of Section 27A of the Securities Act, and its rules and regulations, and Section 21E of the Securities Exchange Act of 1934, as amended, and its rules and regulations (the “Exchange Act”). These forward-looking statements include, but are not limited to, statements about the plans, objectives, expectations and intentions of Oblong. All statements other than statements of current or historical fact contained or incorporated by reference in this prospectus, including statements regarding Oblong’s future financial position, business strategy, budgets, projected costs and plans and objectives of management for future operations, are forward-looking statements. The words “anticipate,” “believe,” “estimate,” “expect,” “intend,” “may,” “plan,” and similar expressions, as they relate to Oblong, are intended to identify forward-looking statements. These statements are based on Oblong’s current plans, and Oblong’s actual future activities and results of operations may be materially different from those set forth in the forward-looking statements. These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from the statements made. Any or all of the forward-looking statements in or incorporated by reference into this prospectus may turn out to be inaccurate. Oblong has based these forward-looking statements largely on its current expectations and projections about future events and financial trends that it believes may affect its financial condition, results of operations, business strategy and financial needs. The forward-looking statements can be affected by inaccurate assumptions or by known or unknown risks, uncertainties and assumptions. There are important factors that could cause actual results to differ materially from those expressed or implied by these forward-looking statements, including our plans, objectives, expectations and intentions and other factors that are discussed under the section entitled “Part I. Item 1A. Risk Factors” and in our consolidated financial statements and the footnotes thereto for the fiscal year ended December 31, 2023, each included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2023 filed with the SEC on March 19, 2024 in our Quarterly Report on Form 10-Q for the period ended March 31, 2024 filed with the SEC on May 8, 2024 and in our Quarterly Report on Form 10-Q for the period ended June 30, 2024 filed with the SEC on August 7, 2024. Oblong undertakes no obligation to publicly revise these forward-looking statements to reflect events occurring after the date hereof. All subsequent written and oral forward-looking statements attributable to Oblong or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained in this prospectus. Forward-looking statements in this prospectus include, among other things, statements relating to: our expectations and estimates relating to customer attrition, demand for our product offerings, sales cycles, future revenues, expenses, capital expenditures and cash flows; our liquidity projection; our ability to develop and launch new product offerings; evolution of our customer solutions and our service platforms; our ability to fund operations and continue as a going concern; expectations regarding adjustments to our cost of revenue and other operating expenses; our ability to finance investments in product development and sales and marketing; the future exercise of warrants; our ability to raise capital through sales of additional equity or debt securities and/or loans from financial institutions; our beliefs about the ongoing performance and success of our Managed Service business; statements relating to market need and evolution of the industry, our solutions and our service platforms; adequacy of our internal controls. Important factors that could cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, those summarized below:

●	our ability to raise capital in one or more debt and/or equity offerings in order to fund operations or any growth initiatives, and our ability to continue as a going concern;

●

the impact of the issuance of our Series F Preferred Stock in the March 2023 private placements, conversions of our Series F Preferred Stock, exercises of the Series F Preferred Stock warrants and Common Stock warrants, and sales of the underlying conversion shares.

●	customer acceptance and demand for our video collaboration services and network applications;

●	our ability to launch new products and offerings and to sell our solutions;

●	our ability to compete effectively in the video collaboration services and network services businesses;

●	the ongoing performance and success of our Managed Services business;

●	our ability to maintain and protect our proprietary rights;

●	our ability to withstand industry consolidation;

●	our ability to adapt to changes in industry structure and market conditions;

●	actions by our competitors, including price reductions for their competitive services;

●	the quality and reliability of our products and services;

●	the prices for our products and services and changes to our pricing model;

●	the success of our sales and marketing approach and efforts, and our ability to grow revenue;

●	customer renewal and retention rates;

●	the continued impact of new work-place norms established in response to the coronavirus pandemic, and their prolonged effects, on our revenue and results of operations;

●	risks related to the concentration of our customers and the degree to which our sales, now or in the future, depend on certain large client relationships;

●	increases in material, labor or other manufacturing-related costs;

●	changes in our go-to-market cost structure;

●	inventory management and our reliance on our supply chain;

●	our ability to attract and retain highly skilled personnel;

●	our reliance on open-source software and technology;

●	potential federal and state regulatory actions;

●	our ability to innovate technologically, and, in particular, our ability to develop next generation Oblong technology;

●	changes in our capital structure and/or stockholder mix;

●	the costs, disruption, and diversion of management’s attention associated with campaigns commenced by activist investors; and

●	our management’s ability to execute its plans, strategies and objectives for future operations.

USE OF PROCEEDS

This prospectus relates to shares of our Common Stock that may be offered and sold from time to time by the Selling Stockholders. There will be no proceeds to us from the sale of the shares in this offering. However, in the event the Common Warrants were exercised for cash, we would receive maximum gross proceeds of approximately $8.0 million, assuming the current exercise prices of the Common Warrants are not further adjusted pursuant to their terms. Additionally, if all of the Preferred Warrants were exercised for cash, we would receive maximum gross proceeds of approximately $30.3 million. We currently intend to use any such proceeds for general corporate purposes.

SELLING STOCKHOLDERS

The shares of Common Stock being offered by the selling stockholders are those previously issued to the selling stockholders and those issuable to the selling stockholders upon exercise of the Common Warrants and for the Conversion Shares. We are registering the resale of the shares of Common Stock issuable for the Conversion Shares and the exercise of the Common Warrants in order to permit the selling stockholders to offer the shares for resale from time to time. Except for the ownership of our securities issued pursuant to the Purchase Agreement, and those Common Warrants originally issued to our placement agent in connection with the Private Placement, the selling stockholders have not had any material relationship with us within the past three years.

The table below lists the selling stockholders and other information regarding the beneficial ownership (as determined under Section 13(d) of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder) of the shares of Common Stock held by each of the selling stockholders. The second column lists the number of shares of Common Stock beneficially owned by the selling stockholders, based on their respective ownership of shares of Common Stock, Preferred Shares, Preferred Warrants and Common Warrants, as of the date of this registration statement, except as expressly noted in the footnotes below, assuming conversion of the Series F Preferred Stock and the exercise of the Common Warrants, and assuming exercise of the Preferred Warrants held by each such selling stockholder as of that date. The third column lists the shares of Common Stock being offered by this prospectus by the selling stockholders and does not take in account any limitations on the conversion of the Series F Preferred Stock set forth in the Certificate of Designations or any limitations on exercise of the Common Warrants set forth in the Common Warrants. The fourth column assumes the sale of all of the shares offered by the selling stockholders pursuant to this prospectus.

In accordance with the terms of the Registration Rights Agreement with the holders of the Preferred Shares, this prospectus generally covers the resale of 100% of the maximum number of shares of Common Stock issuable pursuant to the terms of the Common Warrants and the Conversion Shares.

Under the terms of the Preferred Shares, a selling stockholder may not convert the Preferred Shares to the extent (but only to the extent) such selling stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding shares of the Company. Additionally, under the terms of the Common Warrants, a selling stockholder may not exercise their Common Warrants for shares of our Common Stock to the extent such selling stockholder or any of its affiliates would beneficially own a number of shares of our Common Stock which would exceed 4.99% of the outstanding shares of the Company as a result of such exercise. The selling stockholders may sell all, some or none of their shares in this offering. See “Plan of Distribution.”

Name of Selling Stockholder	Number of Shares of Common Stock Owned Prior to Offering (1) (2)	Maximum Number of Shares of Common Stock to be Sold Pursuant to this Prospectus (3)	Number of Shares of Common Stock of Owned After Offering (3)	Beneficial Ownership of Common Stock After Offering (4)

Iroquois Master Fund Ltd. (5)	523,116	134,016	389,100	8.11%
Iroquois Capital Investment Group LLC (6)	1,022,770	253,702	769,068	16.04%
Five Narrow Lane LP (7)	441,750	155,348	286,402	5.97%
Anson Investments Master Fund LP (8)	370,294	57,614	312,680	6.52%
The Hewlett Fund, LP (9) (28)	753,736	201,840	551,896	11.51%
Brio Capital Master Fund, Ltd. (10)	575,273	133,717	441,556	9.21%
Kingsbrook Opportunities Master Fund LP (11)	162,551	45,467	117,084	2.44%
Boothbay Absolute Return Strategies, LP (12)	215,355	60,151	155,204	3.24%
Boothbay Diversified Alpha Master Fund LP (13)	109,957	31,184	78,773	1.64%
3i, LP (14)	215,847	78,486	137,361	2.86%
Richard Molinsky	105,171	70,037	35,134	0.73%
Gregory Castaldo (15)	168,077	90,299	77,778	1.62%
Andrew Arno	74,060	11,525	62,535	1.30%
James Satloff (16)	83,545	11,524	72,021	1.50%
Satloff Family Trust dtd 3/25/93 (17) (18)	83,559	11,524	72,035	1.50%
Trust f/b/o Theodore Jean Satloff Trust dtd 10/4/96 (17) (19)	83,560	11,524	72,036	1.50%
Trust f/b/o Dustin Nathaniel Satloff Trust dtd 6/1/93 (17) (20)	83,560	11,524	72,036	1.50%
R Investments LLC (16) (21)	25,391	4,448	20,943	0.44%
Joseph Reda	61,425	61,425	-	-%
Jonathan Schechter	61,351	61,351	-	-%
Dawson James Securities (22)	30,694	30,694	-	-%

(1)

This table and the information in the notes below are based upon information supplied by the selling stockholders and upon 545 shares of Series F Preferred Stock and 1,071,545 shares of Common Stock issued and outstanding as of October 3, 2024. Except as expressly noted in the footnotes below, beneficial ownership has been determined in accordance with Rule 13d-3 under the Exchange Act. The amounts set forth in this column do not reflect the application of the 4.99% beneficial ownership limitation contained in the certificate of designations and Common Warrants. Accordingly, the number of shares deemed beneficially owned by the selling stockholders under Regulation 13D-G of the Securities Exchange Act of 1934 is lower than what is reflected above in the selling stockholder table.

(2)	Assumes the maximum number of shares to be sold in this offering are sold but does not reflect the application of the 4.99% ownership limitation to which such investors are subject. Unless otherwise specifically noted, share counts in this column exclusively consist of shares of Common Stock issuable upon the conversion of Series F Preferred Stock at the minimum price of $11.168 and upon the exercise of Common Warrants at an exercise price of $3.41438.

(3)	Assumes the maximum number of shares to be sold in this offering are sold but does not reflect the application of the 4.99% ownership limitation to which such investors are subject.

(4)

Assumes the maximum number of shares to be sold in this offering are sold. “Beneficial ownership” is a term broadly defined by the SEC in Rule 13d-3 under the Exchange Act and includes more than typical forms of stock ownership, that is, stock held in the person’s name. The term also includes what is referred to as “indirect ownership,” meaning ownership of shares as to which a person has or shares investment or voting power. For purposes of this table, shares not outstanding that are subject to options, warrants, rights or conversion privileges exercisable within 60 days of October 3, 2024 are deemed outstanding for the purpose of calculating the number and percentage owned by such person, but not deemed outstanding for the purpose of calculating the percentage owned by each other person listed.

Under the terms of the Certificate of Designation of the Series F Preferred Stock, a holder will not be entitled to convert any shares of Series F Preferred Stock, if, upon giving effect to such conversion, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates and other attribution parties) would exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the conversion. Additionally, under the terms of the Common Warrants, a holder will not be entitled to exercise any Common Warrants if, upon giving effect to such conversion, the aggregate number of shares of Common Stock beneficially owned by the holder (together with its affiliates and other attribution parties) would exceed 4.99% of the number of shares of Common Stock outstanding immediately after giving effect to the exercise. Accordingly, notwithstanding the number of shares of Common Stock listed above as being beneficially owned by each of the holders, each of the holders disclaim beneficial ownership of the shares of Common Stock issuable upon conversion of all of shares of Series F Preferred Stock and the exercise of all of the Common Warrants to the extent the number of shares of Common Stock beneficially owned by each of the such investor and any other person or entities with which their respective beneficial ownership would be aggregated for purposes of Section 13(d) of the Exchange Act would exceed 4.99% of the total number of shares of Common Stock outstanding.

(5)

Iroquois Capital Management LLC is the investment manager of Iroquois Master Fund, Ltd. Iroquois Capital Management, LLC has voting control and investment discretion over securities held by Iroquois Master Fund. As Managing Members of Iroquois Capital Management, LLC, Richard Abbe and Kimberly Page make voting and investment decisions on behalf of Iroquois Capital Management, LLC in its capacity as investment manager to Iroquois Master Fund Ltd. As a result of the foregoing, Mr. Abbe and Mrs. Page may be deemed to have beneficial ownership (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Management and Iroquois Master Fund.

(6)

Richard Abbe is the managing member of Iroquois Capital Investment Group LLC. Mr. Abbe has voting control and investment discretion over securities held by Iroquois Capital Investment Group LLC. As such, Mr. Abbe may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by Iroquois Capital Investment Group LLC.

(7)	Includes 3,442 shares of Common Stock held directly by the investor. Mssrs. Arie Rabinowitz and Joe Hammer have voting and investment control over the securities held by Five Narrow Lane LP.

(8)

Anson Advisors Inc. and Anson Funds Management LP, the Co-Investment Advisers of Anson Investments Master Fund LP, hold voting and dispositive power over the shares held by Anson Investments Master Fund LP. Tony Moore is the managing member of Anson Management GP LLC, which is the general partner of Anson Funds Management LP. Moez Kassam and Amin Nathoo are directors of Anson Advisors Inc. Mr. Moore, Mr. Kassam and Mr. Nathoo each disclaim beneficial ownership of these shares except to the extent of their pecuniary interest therein.

(9)	Includes 628 shares of Common Stock held directly by the investor. Mr. Martin Chopp has voting and investment control over the securities held by The Hewlett Fund LP.

(10)

Includes 18,900 shares of Common Stock held directly by the investor. Shaye Hirsch, as Director of Brio Capital Master Fund Ltd., has the power to vote and dispose of the shares held by Brio Capital Master Fund Ltd. and may be deemed to be a beneficial owner of these shares.

(11)

Kingsbrook Partners LP (“Kingsbrook Partners”) is the investment manager of Kingsbrook Opportunities Master Fund LP (“Kingsbrook Opportunities”) and consequently has voting control and investment discretion over securities held by Kingsbrook Opportunities. Kingsbrook Opportunities GP LLC (“Opportunities GP”) is the general partner of Kingsbrook Opportunities and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Opportunities. KB GP LLC (“GP LLC”) is the general partner of Kingsbrook Partners and may be considered the beneficial owner of any securities deemed to be beneficially owned by Kingsbrook Partners. Ari J. Storch, Adam J. Chill and Scott M. Wallace are the sole managing members of Opportunities GP and GP LLC and as a result may be considered beneficial owners of any securities deemed beneficially owned by Opportunities GP and GP LLC. Each of Kingsbrook Partners, Opportunities GP, GP LLC and Messrs. Storch, Chill and Wallace disclaim beneficial ownership of these securities.

(12)

Boothbay Absolute Return Strategies, LP, a Delaware limited partnership (“BBARS”), is managed by Boothbay Fund Management, LLC, a Delaware limited liability company (“Boothbay”). Boothbay, in its capacity as the investment manager of BBARS, has the power to vote and the power to direct the disposition of all securities held by BBARS. Ari Glass is the Managing Member of Boothbay. Each of BBARS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(13)

Boothbay Diversified Alpha Master Fund LP, a Cayman Islands limited partnership (“BBDAMS”), is managed by Boothbay. Boothbay, in its capacity as the investment manager of BBDAMS, has the power to vote and the power to direct the disposition of all securities held by BBDAMS. Ari Glass is the Managing Member of Boothbay. Each of BBDAMS, Boothbay and Mr. Glass disclaim beneficial ownership of these securities, except to the extent of any pecuniary interest therein.

(14)	Maier J. Tarlow is the manager of 3i Management LLC, which is the general partner of 3i, LP and in such capacity has the right to vote and dispose of the securities held by 3i, LP.

(15)	Includes 7,609 shares of Common Stock held directly by the investor.

(16)	Includes 9,485 shares of Common Stock held directly by the investor.

(17)	The controlling person of the selling securityholder is James Satloff, who may be deemed to be the beneficial owner (as determined under Section 13(d) of the Exchange Act) of the securities held by the selling securityholder.

(18)	Includes 9,499 shares of Common Stock held directly by the investor.

(19)	Includes 9,500 shares of Common Stock held directly by the investor.

(20)	Includes 9,500 shares of Common Stock held directly by the investor.

(21)	Includes 3,173 shares of Common Stock held directly by the investor. Scott A. Sampson, as Managing Member of R Investments LLC, has the power to vote and dispose of the shares held by R Investments LLC and may be deemed to be a beneficial owner of these shares.

(22)	Robert Keiser is the CEO of Dawson James Securities and in such capacity has the right to vote and dispose of the securities help by Dawson James Securities.

PLAN OF DISTRIBUTION

We are registering the shares of Common Stock, including those outstanding and issuable upon exercise of the Common Warrants and the shares of Common Stock issuable upon conversion of the Preferred Shares and the Warrant Preferred Shares (in the event the Preferred Warrants are exercised) to permit the resale of these shares of Common Stock by the holders of the Series F Preferred Stock and Common Warrants, from time to time after the date of this prospectus. We will receive proceeds from the exercise of any Common Warrants and/or Preferred Warrants. We will not receive any of the proceeds from the sale by the selling stockholders of the shares of Common Stock. We will bear all fees and expenses incident to our obligation to register the shares of Common Stock.

The selling stockholders may sell all or a portion of the shares of Common Stock registered under this registration statement held by them and offered hereby from time to time directly or through one or more underwriters, broker-dealers or agents. If the shares of Common Stock are sold through underwriters or broker-dealers, the selling stockholders will be responsible for underwriting discounts or commissions or agent’s commissions. The shares of Common Stock may be sold in one or more transactions at fixed prices, at prevailing market prices at the time of the sale, at varying prices determined at the time of sale or at negotiated prices. These sales may be effected in transactions, which may involve crosses or block transactions, pursuant to one or more of the following methods:

●	on any national securities exchange or quotation service on which the securities may be listed or quoted at the time of sale;

●	in the over-the-counter market;

●	in transactions otherwise than on these exchanges or systems or in the over-the-counter market;

●	through the writing or settlement of options, whether such options are listed on an options exchange or otherwise;

●	ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

●	block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

●	purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

●	an exchange distribution in accordance with the rules of the applicable exchange;

●	privately negotiated transactions;

●	short sales made after the date the Registration Statement is declared effective by the SEC;

●	broker-dealers may agree with a selling security holder to sell a specified number of such shares at a stipulated price per share;

●	a combination of any such methods of sale; and

●	any other method permitted pursuant to applicable law.

The selling stockholders may also sell shares of Common Stock under Rule 144 promulgated under the Securities Act of 1933, as amended, if available, rather than under this prospectus. In addition, the selling stockholders may transfer the shares of Common Stock by other means not described in this prospectus. If the selling stockholders effect such transactions by selling shares of Common Stock to or through underwriters, broker-dealers or agents, such underwriters, broker-dealers or agents may receive commissions in the form of discounts, concessions or commissions from the selling stockholders or commissions from purchasers of the shares of Common Stock for whom they may act as agent or to whom they may sell as principal (which discounts, concessions or commissions as to particular underwriters, broker-dealers or agents may be in excess of those customary in the types of transactions involved). In connection with sales of the shares of Common Stock or otherwise, the selling stockholders may enter into hedging transactions with broker-dealers, which may in turn engage in short sales of the shares of Common Stock in the course of hedging in positions they assume. If the Company elects to waive, in whole or in part, the restrictions on short sales by one or more selling stockholders in the Purchase Agreement, the selling stockholders would be permitted to also sell shares of Common Stock short and deliver shares of Common Stock, as applicable, covered by this prospectus to close out short positions and to return borrowed shares in connection with such short sales. The selling stockholders may also loan or pledge shares of Common Stock to broker-dealers that in turn may sell such shares.

The selling stockholders may pledge or grant a security interest in some or all of the Common Warrants or shares of Common Stock owned by them and, if they default in the performance of their secured obligations, the pledgees or secured parties may offer and sell the shares of Common Stock from time to time pursuant to this prospectus or any amendment to this prospectus under Rule 424(b)(3) or other applicable provision of the Securities Act amending, if necessary, the list of selling stockholders to include the pledgee, transferee or other successors in interest as selling stockholders under this prospectus. The selling stockholders also may transfer and donate the shares of Common Stock in other circumstances in which case the transferees, donees, pledgees or other successors in interest will be the selling beneficial owners for purposes of this prospectus.

To the extent required by the Securities Act and the rules and regulations thereunder, the selling stockholders and any broker-dealer participating in the distribution of the shares of Common Stock may be deemed to be “underwriters” within the meaning of the Securities Act, and any commission paid, or any discounts or concessions allowed to, any such broker-dealer may be deemed to be underwriting commissions or discounts under the Securities Act. At the time a particular offering of the shares of Common Stock is made, a prospectus supplement, if required, will be distributed, which will set forth the aggregate amount of shares of Common Stock being offered and the terms of the offering, including the name or names of any broker-dealers or agents, any discounts, commissions and other terms constituting compensation from the selling stockholders and any discounts, commissions or concessions allowed or re-allowed or paid to broker-dealers.

Under the securities laws of some states, the shares of Common Stock may be sold in such states only through registered or licensed brokers or dealers. In addition, in some states the shares of Common Stock may not be sold unless such shares have been registered or qualified for sale in such state or an exemption from registration or qualification is available and is complied with.

There can be no assurance that any selling stockholder will sell any or all of the shares of Common Stock registered pursuant to the registration statement, of which this prospectus forms a part.

The selling stockholders and any other person participating in such distribution will be subject to applicable provisions of the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder, including, without limitation, to the extent applicable, Regulation M of the Exchange Act, which may limit the timing of purchases and sales of any of the shares of Common Stock by the selling stockholders and any other participating person. To the extent applicable, Regulation M may also restrict the ability of any person engaged in the distribution of the shares of Common Stock to engage in market-making activities with respect to the shares of Common Stock. All of the foregoing may affect the marketability of the shares of Series F Preferred Stock or Common Stock and the ability of any person or entity to engage in market-making activities with respect to the shares of Common Stock.

We will pay all expenses of the registration of the shares of Common Stock pursuant to the Registration Rights Agreement, estimated to be $17,000 in total, including, without limitation, SEC filing fees, expenses of compliance with state securities or “blue sky” laws and the reimbursement of up to $10,000 of fees of legal counsel to one of the selling stockholders; provided, however, a selling stockholder will pay all underwriting discounts and selling commissions, if any. We will indemnify the selling stockholders against liabilities, including some liabilities under the Securities Act in accordance with the registration rights agreements or the selling stockholders will be entitled to contribution. We may be indemnified by the selling stockholders against civil liabilities, including liabilities under the Securities Act that may arise from any written information furnished to us by the selling stockholder specifically for use in this prospectus, in accordance with the related registration rights agreements or we may be entitled to contribution.

Once sold under the registration statement, of which this prospectus forms a part, the shares of Common Stock will be freely tradable in the hands of persons other than our affiliates.

DESCRIPTION OF SECURITIES TO BE REGISTERED

The following summary description of the capital stock of the Company is based on the applicable provisions of the General Corporation Law of the State of Delaware, or DGCL, and on the provisions of our certificate of incorporation, as amended, and our amended and restated bylaws, and is qualified entirely by reference to the applicable provisions of the DGCL, our certificate of incorporation, and our bylaws, copies of which have been filed with the SEC. For information on how to obtain copies of such documents, please refer to the heading “Where You Can Find More Information” in this prospectus.

Common Stock

The holders of our Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. There are no cumulative voting rights, so the holders of a majority of the outstanding shares have the ability to elect all of the directors. Subject to preferences that may be applicable to any outstanding preferred stock, the holders of Common Stock are entitled to receive ratably any dividends that may be declared from time to time by our board of directors out of funds legally available for that purpose. In the event of our liquidation, dissolution or winding up, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of preferred stock then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and non-assessable, and shares of Common Stock to be issued upon any exercise of Warrants or conversion of any Series F Preferred Stock will be fully paid and nonassessable.

As of October 3, 2024, of the 150,000,000 shares of Common Stock currently authorized, there are approximately 1,071,545 shares of Common Stock issued and outstanding and an aggregate of 5,027,257 additional shares reserved for issuance in connection with (i) 50,222 shares of Common Stock issuable upon conversion of the outstanding shares of Series F Preferred Stock at the minimum price of $11.168, (ii) 2,784,921 shares of Common Stock issuable upon exercise of the Warrant Preferred Shares with conversion of the Series F Preferred Stock into Common Stock at the minimum price of $11.168, and (iii) 2,192,114 shares of Common Stock issuable upon exercise of the Common Warrants. Additionally, there are an aggregate of 153,490 additional shares reserved for issuance in connection with (i) awards outstanding to acquire approximately 250 shares of Common Stock, which include awards issued under our Oblong, Inc. 2019 Equity Incentive Plan (the “2019 Equity Incentive Plan”), (ii) 1 share of Common Stock reserved for issuance in connection with future awards under our 2019 Equity Incentive Plan, (iii) 19 shares of Common Stock issuable upon exercise warrants issued in a private placement in June 2021 (“Series B Warrants”), and (v) 153,470 shares of Common Stock issuable upon exercise of warrants issued to the Placement Agent for the Private Placement.

The selling stockholders may, from time to time, offer and resell under this prospectus up to 1,527,400 shares of our Common Stock issuable upon the exercise of the Common Warrants or upon conversion of the Preferred Shares.

Common Warrants

The Common Warrants are exercisable for shares of Common Stock at an exercise price of $3.41438 per share. The exercise price is subject to customary adjustments for stock dividends, stock combinations (including the proposed Reverse Stock Split), stock splits, recapitalizations and the like, and subject to price-based adjustment, on a full ratchet basis, in the event of any issuances of Common Stock, or securities convertible, exercisable or exchangeable for Common Stock, at a price below the then-applicable exercise price (subject to certain exceptions). The Common Warrants are exercisable for cash, provided that if there is no effective registration statement available permitting the resale of the Warrant Shares, the Common Warrants may be exercised on a cashless basis. Under the terms of the Common Warrant, the Company is restricted from entering into a Fundamental Transaction unless the successor entity is a publicly traded company and assumes all of the Company’s obligations under the Transaction Documents. In the event of a Fundamental Transaction, the Company or its successor entity, at their sole option, may purchase the Common Warrants by paying to the warrantholders an amount of cash (subject to certain exceptions) equal to the Black Scholes Value (as defined in the Common Warrant) of the remaining unexercised portion of the Warrants on the date of consummation of the Fundamental Transaction, provided, however, that, if the Fundamental Transaction is not within the Company’s control, the holder shall only be entitled to receive from the Company or any successor entity the same type of consideration which the holder would have been entitled to receive upon the happening of the applicable Fundamental Transaction had the Common Warrant been completely exercised immediately prior to the applicable Fundamental Transaction, at the Black Scholes Value of the unexercised portion of the Warrant, that is being offered and paid to the holders of Common Stock of the Company in connection with the Fundamental Transaction. Notwithstanding the foregoing, any payment of cash in accordance with the foregoing shall not be permitted to be made from the Company’s cash balance upon the date of the consummation of the Fundamental Transaction and may only be paid by the successor entity or from the proceeds of a capital raise that would be accounted for as permanent equity on either the Company’s or successor entity’s balance sheet.

Preferred Shares

The terms of the Preferred Shares are as set forth in the Certificate of Designations which was filed with and became effective with the Secretary of State for the State of Delaware on March 30, 2023, as amended or waived. The Certificate of Designations was filed as Exhibit 3.1 to the Company’s Current Report on Form 8-K, filed with the SEC on April 3, 2023, and is incorporated herein by reference. On October 6, 2023, the Company and investors holding a majority of the outstanding Preferred Shares agreed to waive any and all provisions, terms, covenants and obligations in the Certificate of Designations to the extent such provisions permit the conversion of the Preferred Shares to occur at a price below $11.168 (the “Waiver”). Notwithstanding anything to the contrary in the Certificate of Designations, each of the “Alternate Conversion Price” and the “Floor Price” as set forth in the Certificate of Designations shall in no event be less than $11.168 (as adjusted for stock splits, stock dividends, stock combinations, recapitalizations and similar events). The Waiver was filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K, filed with the SEC on October 10, 2023, and is incorporated herein by reference.

The Preferred Shares are convertible into fully paid and non-assessable shares of the Company’s Common Stock at the election of the holder at any time at an initial Conversion Price of $68.40. The holders of the Preferred Shares may also elect to convert their Preferred Shares at an alternative conversion price equal to the lower of (i) 80% of the applicable Conversion Price as in effect on the date of the conversion, (ii) 80% of the closing price on the trading day immediately preceding the delivery of the conversion notice, and (iii) the greater of (a) the Floor Price (as defined in the Certificate of Designations) and (b) the quotient of (x) the sum of the five lowest Closing Bid Prices (as defined in the Certificate of Designations) for trading days in the 30 consecutive trading day period ending and including the trading day immediately preceding the delivery of the applicable Conversion Notice, divided by (y) five; provided that the conversion of the Preferred Shares shall under no circumstance occur at a price below $11.168.

The holders of the Preferred Shares are entitled to dividends of 9% per annum, which is payable in arrears quarterly. The initial Stated Value of the Preferred Shares is $1,000. Accrued dividends may be paid, at our option, in cash and if not paid, shall increase the Stated Value of the Preferred Shares. Upon the occurrence and during the continuance of a Triggering Event (as defined in the Certificate of Designations), the Preferred Shares will accrue dividends at the Default Rate. Additionally, the Default Rate will be triggered in the event that the Company is prohibited from issuing shares of Common Stock to a buyer upon any conversion due to the failure by the Company to have sufficient shares of Common Stock available out of the authorized but unissued shares of Common Stock until such time as the Company cures the authorized share failure. The Preferred Shares have no voting rights, other than with respect to certain matters affecting the rights of the Preferred Shares. On matters with respect to which the holders of the Preferred Shares have a right to vote, holders of the Preferred Shares will have voting rights on an as-converted basis to Common Stock.

Our ability to settle conversions is subject to certain limitations set forth in the Certificate of Designations and our ability to settle exercise of the Warrants is subject to certain limitations. Further, the Certificate of Designations contains a certain beneficial ownership limitation after giving effect to the issuance of shares of Common Stock issuable upon conversion of the Preferred Shares.

The Certificate of Designations includes certain Triggering Events (as defined in the Certificate of Designations), including, among other things, (i) the failure to file and maintain an effective registration statement covering the sale of the holder’s securities registrable pursuant to the Registration Rights Agreement, (ii) the failure to pay any amounts due to the holders of the Preferred Shares when due, and (iii) if Peter Holst ceases to be the chief executive officer of the Company other than because of his death and a qualified replacement, reasonably acceptable to a majority of the holders of the Preferred Shares, is not appointed within thirty (30) business days. In connection with a Triggering Event, the Default Rate is triggered.

We are subject to certain affirmative and negative covenants regarding the incurrence of indebtedness, acquisition transactions, the existence of liens, the repayment of indebtedness, the payment of cash in respect of dividends (other than dividends pursuant to the Certificate of Designations), maintenance of properties and restriction on the transfer of assets, among other matters.

Anti-Takeover Effect

Provisions of our certificate of incorporation and bylaws could make the acquisition of our Company through a tender offer, a proxy contest or other means more difficult and could make the removal of incumbent officers and directors more difficult. We expect these provisions to discourage coercive takeover practices and inadequate takeover bids and to encourage persons seeking to acquire control of our Company to first negotiate with our board of directors. We believe that the benefits provided by our ability to negotiate with the proponent of an unfriendly or unsolicited proposal outweigh the disadvantages of discouraging these proposals. We believe the negotiation of an unfriendly or unsolicited proposal could result in an improvement of its terms.

Our certificate of incorporation authorizes the issuance of up to 5,000,000 shares of preferred stock, par value $0.0001 per share. Our board of directors has the authority, without the further approval of the stockholders, to issue and determine the rights and preference of any series of preferred stock. Our board of directors could issue one or more series of preferred stock with voting, conversion, dividend, liquidation or other rights that would adversely affect the voting power and ownership interest of holders of Common Stock. This authority may have the effect of deterring hostile takeovers, delaying or preventing change in control, and discouraging bids for our Common Stock at a premium over market price.

Our bylaws establish an advance notice procedure for stockholder proposals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors. At an annual meeting, stockholders may only consider proposals or nominations specified in the notice of meeting or brought before the meeting by or at the direction of our board of directors. Stockholders may also consider a proposal or nomination by a person who was a stockholder of record on the record date for the meeting, who is entitled to vote at the meeting and who has given to our Secretary timely written notice, in proper form, of his or her intention to bring that business before the meeting. The bylaws do not give our board of directors the power to approve or disapprove stockholder nominations of candidates or proposals regarding other business to be conducted at a special or annual meeting of the stockholders. However, our bylaws may have the effect of precluding the conduct of business at a meeting if the proper procedures are not followed. These provisions may also discourage or deter a potential acquirer from conducting a solicitation of proxies to elect the acquirer’s own slate of directors or otherwise attempting to obtain control of our Company.

Under Delaware law, a special meeting of stockholders may be called by the board of directors or by any other person authorized to do so in the certificate of incorporation or the bylaws. Our bylaws authorize the Chairman of our board of directors or a majority of our board of directors to call a special meeting of stockholders. Further, our certificate of incorporation and bylaws do not permit our stockholders to act by written consent. As a result, any action to be effected by our stockholders must be effected at a duly called annual or special meeting of the stockholders. Because our stockholders do not have the right to call a special meeting, stockholders could not force stockholder consideration of a proposal over the opposition of our board of directors by calling a special meeting of stockholders prior to such time as a majority of our board of directors believed or the Chairman of our board of directors believed the matter should be considered or until the next annual meeting provided that the requestor met the notice requirements. The restriction on the ability of stockholders to call a special meeting means that a proposal to replace the board also could be delayed until the next annual meeting.

Anti-takeover Effects of Delaware Law Provisions

Section 203 of the Delaware General Corporation Law contains provisions that may make the acquisition of control of us by means of a tender offer, open market purchase, proxy fight or otherwise, more difficult. In general, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless the business combination is approved in a prescribed manner. Section 203 defines a “business combination” as a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder. Section 203 defines an “interested stockholder” as a person who, together with affiliates and associates, owns, or, in some cases, within three years prior, did own, 15 percent or more of the corporation’s voting stock. Under Section 203, a business combination between us and an interested stockholder is prohibited unless:

●	our board of directors approved either the business combination or the transaction that resulted in the stockholder becoming an interested stockholder prior to the date the person attained the status;

●

upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of our voting stock outstanding at the time the transaction commenced, excluding, for purposes of determining the number of shares outstanding, shares owned by persons who are directors and also officers and issued employee stock plans, under which employee participants do not have the right to determine confidentiality whether shares held under the plan will be tendered in a tender or exchange offer; or

●

the business combination is approved by our board of directors on or subsequent to the date the person became an interested stockholder and authorized at an annual or special meeting of the stockholders by the affirmative vote of the holders of at least 66 2/3% of the outstanding voting stock that is not owned by the interested stockholder.

Transfer Agent and Registrar

The Transfer Agent and Registrar for the Common Stock is American Stock Transfer & Trust Company, LLC, New York, New York.

Trading

Our Common Stock is traded on the Nasdaq Capital Market under the symbol “OBLG”.

LEGAL MATTERS

The validity of the issuance of the securities offered hereby will be passed upon for us by Arnold & Porter Kaye Scholer LLP, Denver, Colorado.

EXPERTS

The consolidated balance sheets of Oblong, Inc. and Subsidiaries as of December 31, 2023 and 2022, and the related consolidated statements of operations, stockholders’ equity, and cash flows for each of the years then ended, have been audited by EisnerAmper LLP, independent registered public accounting firm, as stated in their report which is incorporated herein by reference.  Such financial statements have been incorporated herein by reference in reliance on the report of such firm given upon their authority as experts in accounting and auditing.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, proxy statements and other information with the SEC. The SEC maintains an Internet site that contains reports, proxy and information statements, and other information regarding issuers that file electronically with the SEC. Our SEC filings are available to the public over the Internet at the SEC’s website at http://www.sec.gov. You may also obtain free copies of the documents that we file with the SEC by going to the Investors section of our website, www.oblong.com. The information provided on our website is not part of this prospectus, and therefore is not incorporated herein by reference.

We have filed with the SEC a registration statement on Form S-3 relating to the securities covered by this prospectus. This prospectus is a part of the registration statement and does not contain all the information in the registration statement. Whenever a reference is made in this prospectus to a contract or other document, the reference is only a summary and you should refer to the exhibits that are a part of the registration statement for a copy of the contract or other document. You may review a copy of the registration statement through the SEC’s internet website.

The SEC allows us to “incorporate by reference” the information we file with it, which means that we can disclose important information to you by referring you to another document that we have filed separately with the SEC. You should read the information incorporated by reference because it is an important part of this prospectus. Any information incorporated by reference into this prospectus is considered to be part of this prospectus from the date we file that document. We incorporate by reference the following information or documents that we have filed with the SEC (Commission File No. 001-35376) which shall not include, in each case, documents, or information deemed to have been furnished and not filed in accordance with SEC rules:

●

our Current Reports on Form 8-K (File No. 001-35376), filed with the SEC on March 20, 2024, March 22, 2024, May 31, 2024, June 4, 2024, June 12, 2024, August 22, 2024, September 12, 2024, September 13, 2024, and September 20, 2024;

●	our Annual Report on Form 10-K (File No. 001-35376) for the year ended December 31, 2023, filed with the SEC on March 19, 2024;

●	our Quarterly Report on Form 10-Q (File No. 001-35376) for the three months ended March 31, 2024, filed with the SEC on May 8, 2024;

●	our Quarterly Report on Form 10-Q (File No. 001-35376) for the three months ended June 30, 2024, filed with the SEC on August 7, 2024;

●

the description of our Common Stock set forth in our Registration Statement on Form 8-A12B filed with the SEC on February 11, 2021, and any amendment or report filed for the purpose of updating such description.

Any information in any of the foregoing documents will automatically be deemed to be modified or superseded to the extent that information in this prospectus or in a later filed document or other report that is incorporated or deemed to be incorporated herein by reference modifies or replaces such information.

We also incorporate by reference any future filings (other than current reports furnished under Item 2.02 or Item 7.01 of Form 8-K and exhibits filed on such form that are related to such items) made with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act subsequent to the date of the initial registration statement and prior to effectiveness of the registration statement, and subsequent to effectiveness of the registration statement and prior to such time as we file a post-effective amendment that indicates the termination of the offering of the securities made by this prospectus. Information in such future filings updates and supplements the information provided in this prospectus. These documents include proxy statements and periodic reports, such as Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, and, to the extent they are considered filed and except as described above, Current Reports on Form 8-K. Any statements in any such future filings will automatically be deemed to modify and supersede any information in any document we previously filed with the SEC that is incorporated or deemed to be incorporated herein by reference to the extent that statements in the later filed document modify or replace such earlier statements.

We will provide to each person, including any beneficial owner, to whom a prospectus is delivered, at no cost to the requester, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus but not delivered with the prospectus, including exhibits which are specifically incorporated by reference into such documents. If you would like to request documents from us, please send a request in writing or by telephone to us at the following address:

Oblong, Inc.

Corporate Secretary

110 16th Street, Suite 1400 #1024

Denver, Colorado 80202

(213) 683-8863 ext. 5

Information on Our Website

Information on any Oblong website, any subsection, page, or other subdivision of any Oblong website, or any website linked to by content on any Oblong website, is not part of this prospectus and you should not rely on that information unless that information is also in this prospectus or incorporated by reference in this prospectus.

PROSPECTUS

Oblong, Inc.

1,527,400 SHARES OF COMMON STOCK

, 2024

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.

The following table sets forth all costs and expenses, other than underwriting discounts and commissions, in connection with the sale of our securities being registered, all of which will be paid by us. All amounts shown are estimates, except for the SEC registration fee.

Securities and Exchange Commission Filing Fee	$921.35
Printing Fees and Expenses	*
Legal Fees and Expenses	*
Accounting Fees and Expenses	*
Transfer Agent Fees and Expenses	*
Miscellaneous	*
Total	$921.35

All fees and expenses other than the SEC filing fee are estimated.

Item 15. Indemnification of Directors and Officers.

Section 102 of the General Corporation Law of the State of Delaware (the “DGCL”) permits a corporation to eliminate or limit the personal liability of directors of a corporation to the corporation or its stockholders for monetary damages for a breach of fiduciary duty as a director, except where the director breached a duty of loyalty to the corporation or its stockholders, failed to act in good faith, engaged in intentional misconduct, knowingly violated a law, authorized the payment of an unlawful dividend, approved an unlawful stock purchase or redemption or derived an improper personal benefit.

Section 145 of the DGCL provides that a Delaware corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation) by reason of the fact that the person is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise. The indemnity may include expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the action, suit or proceeding, provided the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe that the person’s conduct was unlawful. A similar standard of care is applicable in the case of actions by or in the right of the corporation, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the corporation unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or such other court shall deem proper.

The Company’s certificate of incorporation, as amended, provides that no director shall be personally liable to the Company or any of its stockholders for monetary damages for a breach of fiduciary duty as a director, except for liability (i) for any breach of the director’s duty of loyalty to the Company or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) pursuant to Section 174 of the DGCL, which relates to unlawful payments of dividends and unlawful stock purchases or redemptions; or (iv) for any transaction from which the director derived an improper personal benefit.

The Company’s bylaws, as amended, provide that the Company shall indemnify its officers and directors if any such person was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the Company) by reason of the fact that such person is or was a director or officer of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation or enterprise. The indemnity obligation includes expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by such person in connection with such action, suit or proceeding, provided such person acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, had no reasonable cause to believe such person’s conduct was unlawful. The Company must also indemnify its officers and directors if any such person was or is a party or is threatened to be made a party to any threatened, pending or completed action or suit by or in the right of the Company and a similar standard of care is applicable in the case of such actions, except that no indemnification may be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable to the Company unless and only to the extent that the Delaware Court of Chancery or the court in which such action or suit was brought determines that, despite the adjudication of liability but in view of all of the circumstances of the case, such person is fairly and reasonably entitled to indemnity for expenses which the Delaware Court of Chancery or such other court shall deem proper. The Company’s bylaws, as amended, also provide that the Company must advance expenses to its directors and officers in connection with their defense.

The Company has entered into indemnification agreements with all of its directors and officers. Under the indemnification agreements the Company is required to indemnify its directors and officers to the full extent authorized or permitted by the provisions of the DGCL and the Company’s bylaws, provided that the director or officer acted in good faith and in a manner such person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal proceeding, the director or officer had no reasonable cause to believe such person’s conduct was unlawful. Under the indemnification agreements the Company is also required to advance expenses to the director or officer in connection with such person’s defense. The indemnification agreements also set forth procedures that will apply in the event of a claim for indemnification thereunder.

The Company maintains a directors’ and officers’ liability insurance policy to insure its directors and officers against liability for actions or omissions occurring in their capacity as a director or officer, subject to certain exclusions and limitations.

Item 16. Exhibits.

Exhibit Number	Description
3.1	Certificate of Designations (incorporated by reference to Exhibit 3.1 to our Current Report on Form 8-K, filed on April 3, 2023).
4.1	Form of Common Warrant (incorporated by reference to Exhibit 4.1 to our Current Report on Form 8-K, filed on April 3, 2023).
4.2	Form of Preferred Warrant (incorporated by reference to Exhibit 4.2 to our Current Report on Form 8-K, filed on April 3, 2023).
5.1†	Opinion of Arnold & Porter Kaye Scholer LLP.
10.1	Securities Purchase Agreement (incorporated by reference to Exhibit 10.1 to our Current Report on Form 8-K, filed on April 3, 2023).
10.2	Registration Rights Agreement (incorporated by reference to Exhibit 10.2 to our Current Report on Form 8-K, filed on April 3, 2023).
23.1†	Consent of EisnerAmper LLP, Independent Registered Public Accounting Firm.
23.2†	Consent of Arnold & Porter Kaye Scholer LLP (included in Exhibit 5.1).
24.1†	Power of Attorney (included in the signature page hereto)
107†	Filing Fee Table

(†)	Filed herewith.

Item 17. Undertakings.

(a)	The undersigned registrant hereby undertakes as follows:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in the volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering with the Securities and Exchange Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, that paragraphs (a)(1)(i), (a)(1)(ii) and (a)(1)(iii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement, or is contained in a form of prospectus filed pursuant to Rule 424(b) that is part of the registration statement.

(2)

That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(5)	That, for the purpose of determining liability of the registrant under the Securities Act of 1933 to any purchaser:

(i)

Each prospectus filed by the registrant pursuant to Rule 424(b)(3) shall be deemed to be part of the registration statement as of the date the filed prospectus was deemed part of and included in the registration statement; and

(ii)

Each prospectus required to be filed pursuant to Rule 424(b)(2), (b)(5), or (b)(7) as part of a registration statement in reliance on Rule 430B relating to an offering made pursuant to Rule 415(a)(1)(i), (vii), or (x) for the purpose of providing the information required by Section 10(a) of the Securities Act of 1933 shall be deemed to be part of and included in the registration statement as of the earlier of the date such form of prospectus is first used after effectiveness or the date of the first contract of sale of securities in the offering described in the prospectus. As provided in Rule 430B, for liability purposes of the issuer and any person that is at that date an underwriter, such date shall be deemed to be a new effective date of the registration statement relating to the securities in the registration statement to which that prospectus relates, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such effective date, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such effective date.

(6)

That, for the purpose of determining liability under the Securities Act of 1933 to any purchaser in the initial distribution of the securities: the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

(i)	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;

(ii)	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;

(iii)

The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

(iv)	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.

(b)

The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant’s annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Denver, State of Colorado, on October 4, 2024.

OBLONG, INC.

By:	/s/ Peter J. Holst
Peter J. Holst, Chief Executive Officer and President
(Principal Executive Officer)

By:	/s/ David Clark
David Clark, Chief Financial Officer
(Principal Financial Officer and Accounting Officer)

Pursuant to the requirements of the Securities Act of 1933, this registration statement on Form S-3 has been signed by the following persons in the capacities and on the dates indicated. Each person whose signature appears below on this Registration Statement hereby constitutes and appoints Peter Holst and David Clark, and each of them, with full power to act without the other, his true and lawful attorney-in-fact and agent, with full power of substitution and resubstitution for him and in his name, place and stead, in any and all capacities (until revoked in writing) to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary fully to all intents and purposes as he might or could do in person thereby ratifying and confirming all that said attorneys-in-fact and agents, or any of them, or their or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

/s/ Peter J. Holst	Date: October 4, 2024
Peter J. Holst, Chief Executive Officer, President, and Chairman of the Board (Principal Executive Officer)

/s/ David Clark	Date: October 4, 2024
David Clark, Chief Financial Officer (Principal Financial and Accounting Officer)

/s/ Jason Adelman	Date: October 4, 2024
Jason Adelman, Director

/s/ Deborah Meredith	Date: October 4, 2024
Deborah Meredith, Director

/s/ Jonathan Schechter	Date: October 4, 2024
Jonathan Schechter, Director

/s/ Robert Weinstein	Date: October 4, 2024
Robert Weinstein, Director